Exhibits

Exhibit 4.8

SEPTEMBER 4, 2003

ASSET PURCHASE AGREEMENT

between

beTRUSTed US INC. and beTRUSTed (UK) LIMITED

and

BALTIMORE TECHNOLOGIES INC., BALTIMORE TECHNOLOGIES (UK) LIMITED, and

BALTIMORE TECHNOLOGIES PLC

Dated as of September 4, 2003

Exhibits

SEPTEMBER 4, 2003

Exhibits

SEPTEMBER 4, 2003

6.	Conditions to Obligation to Close.		12

	(a)	Conditions to Obligation of the Buyer	12
	(b)	Conditions to Obligation of the Seller	12

7.	Termination.		13

	(a)	Termination of Agreement	13
	(b)	Effect of Termination	14

8.	Miscellaneous.		14

	(a)	Survival of Representations, Warranties and Agreements; No Other Representations and Warranties	14
	(b)	Confidentiality	15
	(c)	Press Releases and Public Announcements	15
	(d)	No Third-Party Beneficiaries	16
	(e)	Entire Agreement	16
	(f)	Succession and Assignment	16
	(g)	Counterparts	16
	(h)	Nonforeign Affidavit	16
	(i)	Notices	16
	(j)	Governing Law; Waiver of Jury Trial	17
	(k)	Limitation on Liability	17
	(l)	Amendments and Waivers	18
	(m)	Severability	18
	(n)	Expenses	18
	(o)	Construction	18
	(p)	Incorporation of Exhibits and Schedules	18
	(q)	Bulk Transfer Laws	19

Exhibits

SEPTEMBER 4, 2003

ASSET PURCHASE AGREEMENT

Agreement entered into as of September 4, 2003, by and between beTRUSTed US INC., a Delaware corporation (“beTrusted US”), and beTRUSTed (UK) LIMITED, a United Kingdom corporation (“beTrusted UK” and together with beTrusted US, the “Buyer”), and BALTIMORE TECHNOLOGIES INC., a Massachusetts corporation, BALTIMORE TECHNOLOGIES (UK) LIMITED, an English corporation, and BALTIMORE TECHNOLOGIES PLC, and Irish corporation (collectively, the “Seller”). The Buyer and the Seller are referred to collectively herein as the “Parties.”

WHEREAS, the Buyer desires to purchase the Acquired Assets (as defined below) and to assume the Assumed Liabilities (as defined below) from the Seller, and the Seller desires to sell the Acquired Assets and to transfer the Assumed Liabilities to the Buyer, upon the terms and subject to the conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Parties hereto agree as follows:

1.	Definitions.

“Acquired Assets” has the meaning set forth in Section 2(a).

“Acquired Business” means the business relating to, or carried out with the use of, OmniRoot by the Seller on the date hereof, including (i) the OmniRoot certificate business and (ii) the SureServer certificate business.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

“Assumed Liabilities” has the meaning set forth in Section 2(c).

“Books and Records” means (i) all records and lists of the Seller, including lists of customers, suppliers or personnel, (ii) all product, business and marketing plans of the Seller, and (iii) all books, ledgers, files, reports, plans, drawings and operating records of every kind maintained by the Seller, in each case relating directly to the Acquired Business, but excluding the Seller’s minute books, stock books or other corporate records.

“Cash” means cash and cash equivalents (including marketable securities and short term investments) calculated in accordance with GAAP.

“Closing” has the meaning set forth in Section 2(f).

“Closing Date” has the meaning set forth in Section 2(f).

“Code” means the Internal Revenue Code of 1986, as amended.

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“Confidential Information” means any information concerning the businesses and affairs of the Acquired Business, the Acquired Assets, the Assumed Liabilities, the Seller and its Subsidiaries that is not already generally available to the public (including, the terms or existence of this Agreement).

“Contract” means all contracts, leases, licenses, commitments, understandings and agreements, whether oral or written or express or implied, relating directly to the Acquired Business to which the Seller is a party or is bound and are being assigned to and assumed by the Buyer and are identified on Schedule 3(i) of the Seller Disclosure Schedule under a heading other than “Customer Contracts”.

“Customer Contracts” means the written Contracts between the Seller and its customers which relate to the Acquired Business and are being assigned to and assumed by the Buyer and are identified on Schedule 3(i) of the Seller Disclosure Schedule as “Customer Contracts”.

“Excluded Assets” has the meaning set forth in Section 2(b).

“Excluded Liabilities” has the meaning set forth in Section 2(d).

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Included Equipment” means all of the machinery, equipment and other tangible personal property owned, leased or licensed by the Seller which is used or held for use in the operation of the Acquired Business and is to be acquired by or assigned to the Buyer and which is identified on Schedule 1 of the Seller Disclosure Schedule.

“Income Tax” means any federal, state, local, or foreign income tax, including any interest, penalty, or addition thereto, whether disputed or not.

“Income Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto.

“Knowledge” means the actual knowledge of an officer of the applicable Person without independent investigation.

“License Agreement” has the meaning set forth in Section 6(a)(vii).

“Material Adverse Effect” means a material adverse effect on the financial condition of the Acquired Business taken as a whole or on the ability of the Parties to consummate the transactions contemplated by this Agreement.

“OmniRoot” means all of the roots listed on Schedule A to the Seller Disclosure Schedule including all Proprietary Rights thereto and to the name “OmniRoot”.

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SEPTEMBER 4, 2003

“Permits” means all licenses, permits, approvals, authorizations or consents of any governmental authority, whether foreign, federal, state or local, relating directly to the Acquired Business as currently conducted.

“Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

“Proprietary Rights” means (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, (ii) all trademarks, service marks, trade dress, trade rights, logos, trade names and corporate names, together with all translations, adaptions, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (iii) all copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith, (iv) all mask works and all applications, registrations and renewals in connection therewith, (v) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), (vi) all computer software (including data and related documentation), (vii) all other proprietary rights, (viii) all copies and tangible embodiments thereof (in whatever form or medium) and (ix) all rights to use any copyrights, trademarks or service marks, trade names, trade rights, patents or other proprietary rights, in each case relating directly to the operation of the Acquired Business.

“Purchase Price” has the meaning set forth in Section 2(e)(i).

“Purchase Price Allocation Schedule” has the meaning set forth in Section 2(e)(ii).

“Security Interest” means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic’s, materialmen’s, and similar liens, (b) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the ordinary course of business and not incurred in connection with the borrowing of money.

“Subsidiary” means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors or individuals performing similar functions.

“SureServer” means all Proprietary Rights to the SureServer product and name.

“Taxes” means any federal, state, local, foreign or other taxes, levies, imposts, fees, assessments or other governmental charges, including, without limitation, income (net or gross), gross receipts, profits, alternative or add-on minimum, franchise, license, capital, capital stock,

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intangible, services, premium, mining, transfer, sales, use, ad valorem, payroll, wage, severance, employment, occupation, property (real or personal), windfall profits, import, excise, custom, stamp, withholding taxes, and similar governmental charges of any kind whatsoever, including interest, penalties, additions to tax or additional amounts with respect to such items, whether disputed or not.

“Transition Services Agreement” has the meaning set forth in Section 6(a)(vii).

2.	Purchase and Sale of Assets; Assumption of Liabilities.

(a)	Purchase and Sale of Assets. Upon the terms and subject to the conditions contained herein, and to the extent transfer is permitted by law, at the Closing, the Seller will sell, convey, transfer, assign and deliver to the Buyer, and the Buyer will purchase from the Seller, the assets specifically identified below that are used or held for use in the operation of the Acquired Business (collectively, the “Acquired Assets”), including all of the Seller’s right, title and interest in the following:

(i)	OmniRoot and SureServer;

(ii)	Included Equipment;

(iii)	Customer Contracts and Contracts;

(iv)	Books and Records;

(v)	Proprietary Rights;

(vi)	Permits;

(vii)	accounts and notes receivable (whether current or noncurrent), refunds, deposits, prepayments or prepaid expenses to the extent they relate to the operation of the Acquired Business following the Closing Date;

(viii)	all revenue received and receivable with respect to OmniRoot license agreements entered into or renewed after the date of this Agreement

(ix)	rights under or pursuant to all warranties, representations and guarantees made by contractors or suppliers in connection with the Acquired Assets for services furnished to the Seller relating to the Acquired Business, to the extent such warranties, representations and guarantees are assignable; and

(x)	claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind relating to the Acquired Assets or the Assumed Liabilities, against any Person.

Notwithstanding anything to the contrary contained in this Agreement, the Seller may retain copies of any Contracts, Books and Records or any other document or materials to the extent that the Seller and/or any Affiliates of the Seller (i) are required to retain them by law, (ii)

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may need such copies for Tax purposes, or in connection with claims related to Excluded Liabilities or Excluded Assets, or (iii) may need such copies to carry out the terms or purposes of this Agreement.

(b)	Excluded Assets. Notwithstanding any provision in this Agreement, the Buyer is purchasing only the Acquired Assets and the Buyer expressly understands and agrees that all other assets and properties of the Seller shall be excluded from the Acquired Assets (such excluded assets, the “Excluded Assets”), and, notwithstanding anything to the contrary in this Agreement, none of the following shall be Acquired Assets for the purposes of this Agreement:

(i)	Cash and cash equivalents of the Seller;

(ii)	accounts and notes receivable (whether current or noncurrent), refunds, deposits, prepayments or prepaid expenses to the extent they relate to the operation of the Acquired Business on or prior to the Closing Date other than amounts set forth in Section 2(a)(viii);

(iii)	rights of the Seller arising under this Agreement or the transactions contemplated hereby;

(iv)	claims for and right to receive Tax refunds relating to the operation of the Acquired Business on or prior to the Closing Date, all of the Seller’s Tax returns relating to the operation of the Acquired Business on or prior to the Closing Date and any notes, worksheets, files and documents relating thereto;

(v)	minute books, stock books and other corporate records of the Seller; and

(vi)	claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind relating to the Excluded Assets or the Excluded Liabilities, against any Person.

(c)	Assumption of Liabilities. Upon the terms and subject to the conditions contained herein, at the Closing, the Buyer shall assume and become responsible for the following and only the following liabilities and obligations of the Seller relating to the Acquired Business (the “Assumed Liabilities”):

(i)	accounts payable, accrued expenses and other current liabilities relating to the operation of the Acquired Business following the Closing Date;

(ii)	liabilities and obligations under the Contracts and the Customer Contracts to the extent arising or relating to performance following the Closing Date; and]

(iii)	liabilities and obligations relating to, or arising from, the Buyer’s conduct of the Acquired Business or the Buyer’s use of the Acquired Assets following the Closing Date.

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SEPTEMBER 4, 2003

(d)	Excluded Liabilities. Notwithstanding any other provision of this Agreement, except for the Assumed Liabilities, the Buyer shall not assume or be responsible for, and the Seller shall retain and shall timely discharge, perform and be fully responsible for, all of the liabilities and obligations, fixed or contingent, known or unknown, matured or unmatured, whether arising out of occurrences prior to, at or after the date hereof relating to the Acquired Business (the “Excluded Liabilities”), which Excluded Liabilities include:

(i)	liabilities and obligations for fees and expenses incurred by or on behalf of the Seller in connection with the transactions contemplated by this Agreement;

(ii)	liabilities arising out of or relating to the Excluded Assets;

(iii)	accounts payable, accrued expenses and other current liabilities relating to the operation of the Acquired Business on or prior to the Closing Date; and

(iv)	liabilities and obligations relating to former employees of the Acquired Business no longer employed by the Acquired Business on the Closing Date, except to the extent that the Buyer has specifically assumes or agrees to assume responsibility for such obligations in this Agreement or as the Buyer may otherwise agree.

(e)	Purchase Price.

(i)	The aggregate purchase price for the sale, conveyance, transfer, assignment and delivery of the Acquired Assets shall be two million British Pounds Sterling (the “Purchase Price”). At the Closing, upon the terms and subject to the conditions set forth herein, Buyer shall pay the Purchase Price, subject to adjustment as set forth in Section 2, by wire transfer of immediately available funds to an account designated by the Seller.

(ii)	Seller and Buyer agree that as soon as reasonably practical after the date of this Agreement, and prior to the filing of any Tax return which includes information related to the transactions contemplated by this Agreement, the Purchase Price and the Assumed Liabilities shall be allocated among the Acquired Assets pursuant to a schedule (the “Purchase Price Allocation Schedule”) proposed by the Buyer and reasonably acceptable to the Seller, which shall be prepared in a manner required by Section 1060 of the Code and other applicable law and delivered by the Buyer to the Seller within 60 days after the date of this Agreement. In connection with the Purchase Price Allocation Schedule, the Seller and the Buyer shall discuss the allocation of the Purchase Price and attempt in good faith to reach agreement with respect thereto. The Seller and the Buyer shall prepare mutually acceptable and substantially identical initial and supplemental IRS Forms 8594, “Asset Acquisition Statements Under Section 1060,” consistent with the Purchase Price Allocation Schedule. Each of the Seller and the Buyer shall report, for Tax purposes, the transactions contemplated by this Agreement in a manner consistent with the Purchase Price Allocation Schedule and such IRS Forms 8594.

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SEPTEMBER 4, 2003

(f)	The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 275 Grove Street, Newton, Massachusetts, commencing at 9:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Parties may mutually determine (the “Closing Date”).

(g)	Deliveries at the Closing. At the Closing: (i) the Seller will deliver to the Buyer the various certificates, instruments, and documents referred to in Section 6(a) below; (ii) the Buyer will deliver to the Seller the various certificates, instruments, and documents referred to in Section 6(b) below; (iii) the Seller will execute, acknowledge (if appropriate), and deliver to the Buyer such instruments of sale, transfer, conveyance, and assignment as the Buyer and its counsel reasonably may request to effect the transactions contemplated by this agreement; (iv) the Buyer will execute, acknowledge (if appropriate), and deliver to the Seller such instruments of assumption as the Seller and its counsel reasonably may request to effect the transactions contemplated by this Agreement; and (v) the Buyer will deliver to the Seller the consideration specified in Section 2(e)(i) above by wire transfer of immediately available funds.

(h)	Closing Costs, Transfer Taxes and Fees. The Buyer shall be liable and responsible for the timely payment of all sales, use, excise, value-added, goods and services, transfer, real estate transfer, stamp, recording, documentary, registration, conveyancing or similar Taxes, duties or expenses imposed on, or arising as a result of, the contemplated sale and transfer of the Acquired Assets and the timely filing of all related Tax returns. The Seller shall cooperate with the Buyer in preparing any Tax returns relating to such Taxes, duties or expenses. The Buyer and the Seller shall provide each other with applicable resale and exemption certifications.

3.	Representations and Warranties of the Seller. The Seller represents and warrants to the Buyer that the statements contained in this Section 3 are correct and complete as of the date of this Agreement, except as set forth in the Seller Disclosure Schedule. Section references in the Seller Disclosure Schedule are for the Parties’ convenience only, and any item disclosed in any section of the Seller Disclosure Schedule shall be deemed to be an exception to each representation and warranty set forth in any subsection of this Section 3.

(a)	Organization of the Seller. Each Seller is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

(b)	Authorization of Transaction. The Seller has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable against the Seller in accordance with its terms and conditions. Each of Bijan Khezry, Denis Kelly and Simon Enoch has the authority to execute and deliver all documents referred to in this Agreement on behalf of the Seller.

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(c)	Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Seller is subject or any provision of the charter or bylaws of the Seller or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Seller is a party or by which it is bound or to which its assets is subject (or result in the imposition of any Security Interest upon any of its assets), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Security Interest would not have a Material Adverse Effect. The Seller does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Section 2 above), except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a Material Adverse Effect.

(d)	Brokers’ Fees. The Seller has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer or any of its Affiliates could become liable or obligated.

(e)	Title to Tangible Assets. The Seller has good title to, or a valid leasehold interest in, the material tangible assets that are Acquired Assets used regularly in the conduct of the Acquired Business.

(f)	Legal Compliance. To the Knowledge of the Seller, the Seller has complied with all laws applicable to the Acquired Business (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), except where the failure to comply would not have a Material Adverse Effect.

(g)	Tax Matters.

(i)	The Acquired Assets will not be, as of the Closing Date, subject to any Lien arising as a result of any Taxes due for any period on or prior to the Closing Date.

(ii)	The Seller has filed or will cause to be filed, within the times and in the manner prescribed by law, all of the federal, state, local tax returns, information returns and tax reports (including any related or supporting information) which are required to be filed by the Seller in connection with the Acquired Business. Such tax returns are true, complete and all amounts shown accurate in all material respects. All Taxes due and payable for which the Seller is liable have been paid in full by the due date thereof. No deficiencies for Taxes have been claimed, proposed or assessed by any taxing authority against the Seller and there are not pending audits, examinations or other proceedings in respect of Taxes. No extension or waiver of a statute of limitations relating to Taxes is in effect with respect to the Seller.

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(iii)	None of the Acquired Assets directly or indirectly secures any debt the interest on which is tax-exempt under Section 103(a) of the Code. None of the Acquired Assets is property required to be treated as being owned by any other person pursuant to the “safe harbor lease” provisions of former Section 168(f)(8) of the Code. None of the Purchased Assets is “Tax exempt use property” within the meaning of Section 168(h) of the Code.

(iv)	Notwithstanding the foregoing, the representations and warranties set forth in this Section 3(g) shall not be applicable to the extent that the Acquired Assets cannot be made subject to Tax liens and the Buyer cannot be held liable for Taxes relating to matters constituting any breach of such representations and warranties.

(h)	Certain Financial Information Section 3(h) of the Seller Disclosure Schedule contains certain financial information related to the conduct of the Acquired Business (the “Statements of Revenue”). The Statements of Revenue fairly presents in all material respects the revenue generated by the Acquired Business for the most recent annual period with respect to each Customer, is materially complete, and does not contain any material items of special or nonrecurring income except as set forth therein.

(i)	Contracts. Section 3(i) of the Seller Disclosure Schedule lists all written Contracts that constitute Acquired Assets. The Seller has delivered, or will deliver prior to Closing, to the Buyer a correct and complete copy of each Contract listed in Section 3(i) of the Seller Disclosure Schedule. To its Knowledge and assuming the truth and accuracy of statements made to it in connection with each document delivered to it in connection with the transfer of a Contract to the Seller, the Seller further represents and warrants that it has full power and authority to assign the Contracts to the Buyer, and with respect to those Contracts where the Seller was not one of the original parties, all such Customer Contracts have been properly assigned to the Seller.

(j)	Intentionally Omitted.

(k)	Litigation. Section 3(k) of the Disclosure Schedule sets forth each instance as of the date of this Agreement in which the Seller (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge related to the Acquired Business or (ii) is a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction related to the Acquired Business, except where the injunction, judgment, order, decree, ruling, action, suit, proceeding, hearing, or investigation would not have a Material Adverse Effect.

(l)	Disclaimer of other Representations and Warranties. Except as expressly set forth in this Section 3, neither the Seller nor any of its Affiliates makes any representation or warranty, express or implied, at law or in equity, in respect of any of its assets (including the Acquired Assets), liabilities (including the Assumed Liabilities) or operations, including with

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respect to the Acquired Business, and any such other representations or warranties are hereby expressly disclaimed. The Buyer hereby acknowledges and agrees that (i) except to the extent specifically set forth in this Section 3, the Buyer is purchasing the Acquired Assets and assuming the Assumed Liabilities on an “as-is, where-is” basis, (ii) it is not entitled to rely on the accuracy or completeness of any information not expressly set forth in this Section 3, and (iii) it has relied and will rely solely on the representations and warranties expressly made in this Section 3.

4.	Representations and Warranties of the Buyer. The Buyer represents and warrants to the Seller that the statements contained in this Section 4 are correct and complete as of the date of this Agreement.

(a)	Organization of the Buyer. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

(b)	Authorization of Transaction. The Buyer has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms and conditions. Each of John Garvey and Chris Ellis has the authority to execute and deliver all documents referred to in this Agreement on behalf of the Buyer.

(c)	Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its charter or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject. The Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Section 2 above).

(d)	Brokers’ Fees. The Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Seller or any of its Affiliates could become liable or obligated.

(e)	Investigation. The Buyer has received and reviewed information about the Seller, the Acquired Business, the Acquired Assets and the Assumed Liabilities, and has had an opportunity to discuss the Acquired Business, the Acquired Assets and the Assumed Liabilities with the management of the Seller. The Buyer understands and acknowledges that (a) any financial information that may have been provided on behalf of the Seller may not have been prepared in accordance with GAAP, unless specifically represented to have been so prepared and (b) such discussions, as well as any written information issued by the Seller (i) were intended to describe certain aspects of the business and prospects of the Acquired Business which the

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management of the Seller believes to be material, but were not necessarily an exhaustive description, and (ii) may have contained forward-looking statements involving known and unknown risks and uncertainties which may cause the actual results in future periods or plans for future periods to differ materially from what was anticipated and that no representations or warranties were or are being made with respect to any such forward-looking statements or the probability of achieving any of the results that may have been projected in any of such forward-looking statements. The Buyer confirms that it has performed a comprehensive investigation of the Acquired Business to its full and complete satisfaction.

5.	Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

(a)	General. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 6 below).

(b)	Notices and Consents. The Seller will give any notices to third parties, and the Seller will use its reasonable best efforts to obtain any third party consents, that the Buyer reasonably may request in connection with the matters referred to in Section 3(c) above. Each of the Parties will give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section 3(c) and Section 4(c) above. Without limiting the generality of the foregoing, each of the Parties will file any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act, will use its reasonable best efforts to obtain a waiver from the applicable waiting period, and will make any further filings pursuant thereto that may be necessary, proper, or advisable in connection therewith.

(c)	Operation of Business. The Seller will not cause the Acquired Business to engage in any practice, take any action, or enter into any transaction outside the ordinary course of business. The Seller will not amend or modify any Customer Contract that constitutes an Acquired Asset without the Buyer’s consent, which shall not be unreasonably withheld or delayed.

(d)	Full Access. The Seller will permit representatives of the Buyer to have full access during normal business hours and after reasonable notice, and in a manner so as not to interfere with the normal business operations of the Seller and its Affiliates, to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining directly to the Acquired Business.

(e)	Notice of Developments. Either Party may elect at any time to notify the other Party of any development causing a breach of any of its representations and warranties in Section 3 or Section 4 above, as applicable. Unless the Party receiving such notice has the right to terminate this Agreement pursuant to Section 7(a)(ii) below by reason of the development and exercises that right within the period of three business days referred to in Section 7(a)(ii) below,

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the written notice pursuant to this Section 5(e) will be deemed to have amended the Seller Disclosure Schedule, to have qualified the representations and warranties contained in Section 3 or Section 4 above, as applicable, and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of the development.

6.	IConditions to Obligation to Close.

(a)	Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i)	the representations and warranties set forth in Section 3 above shall be true and correct in all material respects at and as of the Closing Date;

(ii)	the Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

(iii)	there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

(iv)	the Seller shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above in Section 6(a)(i)-(iii) is satisfied in all respects;

(v)	the Seller shall have delivered to the Buyer the consent required under the Customer Contracts listed on Exhibit A hereto;

(vi)	all actions to be taken by the Seller in connection with consummation of the transactions contemplated hereby and all certificates, instruments, and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to the Buyer; and

(vii)	the execution by the Seller of a license agreement in substantially the form attached hereto as Exhibit B (the “License Agreement”), a transition services agreement in substantially the form attached hereto as Exhibit C (the “Transition Services Agreement”).

The Buyer may waive any condition specified in this Section 6(a) if it executes a writing so stating at or prior to the Closing.

(b)	Conditions to Obligation of the Seller. The obligation of the Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i)	the representations and warranties set forth in Section 4 above shall be true and correct in all material respects at and as of the Closing Date;

Exhibits

SEPTEMBER 4, 2003

(ii)	the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

(iii)	there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

(iv)	the Buyer shall have delivered to the Seller a certificate to the effect that each of the conditions specified above in Section 6(b)(i)-(iii) is satisfied in all respects;

(v)	the Seller shall have delivered to the Buyer the consent required under the Customer Contracts listed on Exhibit A hereto;

(vi)	all actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, instruments, and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to the Seller; and

(vii)	the execution by the Buyer of the License Agreement, the Transition Services Agreement, the Support Agreement and the ORC Agreement.

The Seller may waive any condition specified in this Section 6(b) if it executes a writing so stating at or prior to the Closing. The Buyer covenants and agrees to execute and deliver the License Agreement, the Transition Services Agreement, the Support Agreement and the ORC Agreement upon satisfaction or waiver of each condition set forth in Sections 6(a)(i)-(vi).

7.	Termination.

(a)	Termination of Agreement. The Parties may terminate this Agreement as provided below:

(i)	the Buyer and the Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

(ii)	either Party may terminate this Agreement by giving written notice to the other Party at any time prior to the Closing in the event (A) the other Party has within the then previous three business days delivered a notice pursuant to Section 5(e) above and (B) the development that is the subject of the notice makes the representations and warranties set forth in Section 3 or Section 4 above, as applicable, not true and correct in all material respects;

(iii)	the Buyer may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing (A) in the event the Seller has breached any material representation, warranty, or covenant contained in this Agreement (other than a representation or warranty expressly mentioned in the notice described in Section 5(e)) in any material respect, the Buyer has notified the Seller of the breach, and the breach has continued without cure for a period of

Exhibits

SEPTEMBER 4, 2003

30 days after the notice of breach or (B) if the Closing shall not have occurred on or before midnight on November 30, 2003, by reason of the failure of any condition precedent under Section 6(a) hereof (unless the failure results primarily from the Buyer itself breaching any representation, warranty, or covenant contained in this Agreement or from any action taken by the Buyer, on the Buyer’s behalf, or at the Buyer’s request); and

(iv)	the Seller may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing (A) in the event the Buyer has breached any material representation, warranty, or covenant contained in this Agreement (other than a representation or warranty expressly mentioned in the notice described in Section 5(e)) in any material respect, the Seller has notified the Buyer of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before midnight on November 30, 2003, by reason of the failure of any condition precedent under Section 6(b) hereof (unless the failure results primarily from the Seller itself breaching any representation, warranty, or covenant contained in this Agreement or from any action taken by the Seller, on the Seller’s behalf, or at the Seller’s request).

(b)	Effect of Termination. If either Party terminates this Agreement pursuant to Section 7(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of either Party to the other Party (except for any liability of either Party then in breach); provided, however, that the provisions contained in Section 8 shall survive termination.

8.	Miscellaneous.

(a)	Survival of Representations, Warranties and Agreements; No Other Representations and Warranties. The representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Closing for a period of one year, except for those covenants and agreements contained in this Article 2 and Article 8 which shall survive indefinitely; provided that neither the Seller nor any of its affiliates shall not have any liability in connection with this Agreement or any transaction contemplated thereby with respect to any matter of which the Buyer or its affiliates had knowledge at or prior to the Closing. Each party hereto agrees that, except for the representations and warranties contained in this Agreement, no Party makes any other representations or warranties, and each hereby disclaims and agreed not to rely upon any other representations and warranties made by itself or any of its officers, directors, employees, agents, financial and legal advisors or other representatives, with respect to the execution and delivery of this Agreement, the documents and the instruments referred to herein, or the transactions contemplated hereby or thereby, notwithstanding the delivery or disclosure to the other party or the other party’s representatives of any documentation or other information with respect to any one or more of the foregoing.

Exhibits

SEPTEMBER 4, 2003

(b)	Confidentiality

(i)	The Buyer acknowledges that (a) is in possession of Confidential Information and (b) pursuant to the actions contemplated by Section 5(d) will have access to Confidential Information. For a period of three years following the Closing or the termination of this Agreement, the Buyer and its Affiliates shall treat such information as confidential, not disclose to any other Person any such information, preserve the confidentiality of such information, not duplicate such information and instruct its employees who have had access to such information to keep confidential unless such information (i) is now or is hereafter disclosed, through no act or omission of the Buyer or its Affiliates, in a manner making it available to the general public or (ii) is required by law to be disclosed.

(ii)	Notwithstanding anything to the contrary set forth herein or in any other written or oral understanding or agreement to which the parties hereto are parties or by which they are bound, the parties acknowledge and agree that (i) any obligations of confidentiality contained herein and therein do not apply and have not applied from the commencement of discussions between the parties to the tax treatment and tax structure of the transactions contemplated by this Agreement (and any related transactions or arrangements), and (ii) each party (and each of its employees, representatives, or other agents) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure, all within the meaning of Treasury Regulations Section 1.6011-4; provided, however, that each party recognizes that the privilege each has to maintain, in its sole discretion, the confidentiality of a communication relating to the transactions contemplated by this Agreement, including a confidential communication with its attorney or a confidential communication with a federally authorized tax practitioner under Section 7525 of the Code, is not intended to be affected by the foregoing.

(c)	Non-Competition. For a period of three years following the Closing, neither Seller nor any of its affiliates, in any form or manner, directly or indirectly, on its own behalf or in combination with others, engage in, solicit for, provide services to, or become interested in as a partner or investor in any business that is engaged in any Root or SSL Certificate business, except that Seller may license OmniRoot in connection with its UniCERT business.

(d)	Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Party, which shall not be unreasonably withheld; provided, however, that either Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use commercially reasonable efforts to advise the other Party prior to making the disclosure).

Exhibits

SEPTEMBER 4, 2003

(e)	No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(f)	Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, with respect to the subject matter hereof, and neither Party shall be liable or bound to the other Party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein.

(g)	Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party.

(h)	Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument. Each Party may rely on a facsimile signature on this Agreement, and each Party shall, if the other Party so requests, provide an originally signed copy of this Agreement to the other party.

(i)	Nonforeign Affidavit. The Seller shall furnish to the Buyer an affidavit, stating, under penalty of perjury, that the indicated number is the transferor’s United States taxpayer identification number and that the transferor is not a foreign person, pursuant to Section 1445(b)(2) of the Internal Revenue Code of 1986, as amended.

(j)	Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given one business day after it is sent by overnight delivery with a nationally recognized courier service (such as Federal Express or United Parcel Service) and addressed to the intended recipient as set forth below:

If to the Seller:	with a copy to:

Baltimore Technologies Inc. Innovation House Hemel Hempstead Hartfordshire HP27DN England Attn: Corporate Secretary Tel: +44-367-7000 Fax: +44-367-7156	Latham & Watkins 275 Grove Street, Suite 2-400 Newton, Massachusetts 02466 Attn: Ian Blumenstein Tel: 617-663-4842 Fax: 617-663-5319

Exhibits

SEPTEMBER 4, 2003

If to the Buyer:

c/o beTrusted US INC. 11000 Broken Land Pkwy Suite 900 Columbia, MDE 21044 Attn: Chief Financial Officer Tel: 443-367-7000 Fax: 410-730-7156	Gilbride, Tusa, Last & Spellane, Esq. 31 Brookside Drive Greenwich, CT 06830 Attn: Lincoln W. Briggs Tel: 203-622-9360 Fax: 203-622-9392

Either Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Either Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

(k)	Governing Law; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the domestic laws of the Commonwealth of Massachusetts without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Massachusetts or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Massachusetts. Any action of any type or nature whatsoever with respect to this Agreement, whether arising in contract, tort or otherwise, shall be brought in the Norfolk Superior Court or U.S. District Court for the District of Massachusetts, and each Party accepts for itself and its assets and properties, generally and unconditionally, the nonexclusive jurisdiction of the aforesaid courts.

Each Party waives, to the fullest extent permitted by applicable law, any objection (including any objection to the laying of venue or based on the grounds of forum non conveniens) which it may now or hereafter have to the bringing of any such action in any such jurisdiction. Each party waives any right to trial by jury with regard to any action of any type or nature whatsoever under or concerning this Agreement or in any way related to this Agreement or the administration or enforcement thereof.

(l)	Limitation on Liability. Neither Party shall have any liability under or in connection with this Agreement for special, exemplary, punitive, incidental, indirect or consequential damages of any sort in any action of any type or nature whatsoever in connection with this Agreement or in any way related to this Agreement or the administration or enforcement thereof. Except to the extent prohibited by law, each Party waives any right they may have to claim or recover in any such action any special, exemplary, punitive, incidental, indirect or consequential damages of any sort other than actual damages. In no event shall either Party shall have any liability under or in connection with this Agreement or any transaction contemplated thereby that exceeds 10% of the Purchase Price actually paid. Further, each party

Exhibits

SEPTEMBER 4, 2003

hereto agrees not to make any claim or demand or seek any relief in connection with this Agreement or any transaction contemplated hereby, unless such claim, demand or relief seeks damages in excess of $50,000.

(m)	Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Seller. No waiver by either Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(n)	Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(o)	Expenses. Each Party shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, in any action of any type or nature whatsoever with respect to this Agreement or any transaction contemplated hereby, whether arising in contract, tort or otherwise, the party to this Agreement that does not prevail in such action shall pay all fees and expenses (including reasonable legal fees) incurred by each other party to this Agreement (and any affiliate of such other party) that was involved in such action.

(p)	Construction. The Parties acknowledge that each is sophisticated in transactions of this type, represented by counsel, and each has participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any of the provisions of this Agreement. In this Agreement, references to any section, exhibit or schedule are to sections, exhibits or schedules hereto unless otherwise indicated; references to any federal, state, local, or foreign statute or law are to be construed as including all statutory provisions consolidating, amending or replacing the statute referred to and shall be deemed also to refer to all rules and regulations promulgated thereunder; references to “writing” include printing, typing, lithography, e-mail and other means of reproducing words in a visible form; the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation”; and the term “or” is not exclusive. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any “material adverse effect” shall be determined with reference to the condition of the Acquired Business on the date hereof and is intended by the Parties to address events that would substantially threaten the overall long-term earnings potential of the Acquired Business.

(q)	Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

Exhibits

SEPTEMBER 4, 2003

(r)	Bulk Transfer Laws. The Buyer acknowledges that the Seller will not comply with the provisions of any bulk transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement.

[Signature Page Follows]

Exhibits

SEPTEMBER 4, 2003

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

BALTIMORE TECHNOLOGIES INC.

By
Name
Title

BALTIMORE TECHNOLOGIES (UK) LIMITED

By
Name
Title

BALTIMORE TECHNOLOGIES PLC

By
Name
Title

beTRUSTed US INC.

By
Name
Title

beTRUSTed (UK) LIMITED

By
Name
Title

Exhibits

SEPTEMBER 4, 2003

Exhibit A

Customer Contracts that require consent to be delivered as a closing condition:

Telecom Italia

PosteCom

Deutsche Telecom

Entrust

Cable & Wireless

GeoTrust

Tradelink

NTT Communications

Sun Microsystems

TSI

AOL

Guidant

Wells Fargo

Akamai

Exhibits

SEPTEMBER 4, 2003

Exhibit B

Agreed Form of License Agreement

Exhibits

SEPTEMBER 4, 2003

Exhibit C

Agreed Form of Transition Services Agreement

Exhibits

SEPTEMBER 4, 2003

Seller Disclosure Schedule

Baltimore Technologies Inc. is delivering the attached Seller Disclosure Schedule in connection with the Asset Purchase Agreement, dated as of September 4, 2003 (the “Agreement”), by and between beTRUSTed US INC., a Delaware corporation (“beTrusted US”), and beTRUSTed (UK) LIMITED, a United Kingdom corporation (“beTrusted UK” and together with beTrusted US, the “Buyer”), and BALTIMORE TECHNOLOGIES INC., a Massachusetts corporation, BALTIMORE TECHNOLOGIES (UK) LIMITED, an English corporation, and BALTIMORE TECHNOLOGIES plc, and Irish corporation (collectively, (the “Seller”). The Buyer and the Seller are referred to collectively herein as the “Parties.” Capitalized terms used but not defined herein have the meanings given in the Agreement.

The Seller Disclosure Schedule sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision of the Agreement or as an exception to one or more of Seller’s representations and warranties contained in the Agreement; provided, however, that certain information set forth in the Seller Disclosure Schedule has been included and disclosed solely for informational purposes and may not be required to be disclosed pursuant to the terms and conditions of the Agreement. The disclosure of any information in any part of the Seller Disclosure Schedule shall not be deemed to constitute an acknowledgment or agreement that the information is required to be disclosed in connection with the representations and warranties made in the Agreement or that the information is material, nor shall any information so included and disclosed be deemed to establish a standard of materiality or otherwise be used to determine whether any other information is material or should have been disclosed.

This Seller Disclosure Schedule is qualified in its entirety by reference to specific provisions of the Agreement, and is not intended to constitute, and shall not be construed as constituting, representations or warranties of the Seller, except as and to the extent provided in the Agreement. Inclusion of information herein shall not be construed as an admission that such information is material to the Seller.

Matters reflected in this Seller Disclosure Schedule are not necessarily limited to matters required by the Agreement to be reflected in the Seller Disclosure Schedule. Such additional matters are set forth for information purposes and do not necessarily include other matters of a similar nature.

Headings have been inserted on the sections of this Seller Disclosure Schedule are for convenience of reference only and shall to no extent have the effect of amending or changing the express description of the Sections as set forth in the Agreement.

The information contained herein is in all events subject to the confidentiality provisions contained in the Agreement.

Exhibits

SEPTEMBER 4, 2003

SCHEDULE A

OMNIROOT

Location of Embedded Roots

Company Name	Product	Company Web Site	Roots Inserted	Inserted on:

3Com	a browser for a new internet appliance	http://www.3com.com/	All 6 ‘New Roots’ *GTE CT Root *GTE CT Global Root *GTE CT Root 5 *Baltimore CT Root *Baltimore CT Code Signing Root *Baltimore CT Mobile Root	7/2000

au (KDDI)	A5401CA	TBS	TBS	6/2003

Apple	Mac OS 9 Found in “Built-in Certificates” root cert database that is part of Mac OS 9.	http://www.apple.com/	* Global Root * Root (Renewed Root) * Root 2 * Root 3 * Root 4 * Root 5 * Baltimore CT Root * BT CT Code Signing Root * BT CT Mobile Root	8/99 7/2000

Citrix	Working with V-One Citrix Mainframe 1.8, feature release 1 released Sept 2000	www.citrix.com	GTE CyberTrust Root GTE CyberTrust Global Root Baltimore CyberTrust Root	7/2000

CommerceOne		www.commerceone.com	GTE CyberTrust Root GTE CyberTrust Global Root Baltimore CyberTrust Root	12/2000

Digital Applications, Inc.	SecurSign™ a plug-In for Adobe Acrobat Exchange 4.0 that adds support for RSA digital signatures to PDF files. The digital signature becomes an integral part of the PDF file and provides the reader with a mechanism to verify both the authenticity and the integrity of the document.	http://www.digapp.com	* Global Root * Root (Renewed Root) * Root 2 * Root 3 * Root 4 * Root 5 * CyberTrust Japan Root CA * CyberTrust Japan Secure Server CA	10/99

Exhibits

SEPTEMBER 4, 2003

Eicon	Eicon’s Aviva for Java is a true “thin-client”, browser-based TN3270E emulator providing full-function and secure SNA host access. http://www.eicon.com/avivajav/	http://www.eicon.com	* Global Root * Renewed GTE Root	9/99

Ericsson	WAP Phones	http://www.ericsson.com	WAP Root WAP Root and Baltimore CyberTrust Mobile Root	8/2000 12/2000

Hewlett Packard	Java development kits Java 1.4.1-2 for Tru64 UNIX, Java 1.4.1-1 for OpenVMS	http://www.hp.com	TBS	7/2003

Intel	Internet Applianced, Java based browser from SBL, in hardware with Intel brandname	www.intel.com	All 6 ‘New Roots’ *GTE CT Root *GTE CT Global Root *GTE CT Root 5 *Baltimore CT Root *Baltimore CT Code Signing Root *Baltimore CT Mobile Root	7/2000

J-Phone / Vodaphone	Cell phones – J-SH51, J-K51 series and after	http://www.j-phone.com	TBS	1/2002

Lotus	Lotus Notes 5.0 Domino 5.0 Shipped in March Currently on 5.02a as of 12/1/99	http://www.lotus.com	* Global Root * Root (Renewed Root) * Root 2 * Root 3 * Root 4 * Root 5 Baltimore CT Root Baltimore CT Code Signing Root Baltimore CT Mobile Root	2/99 8/2000

Microsoft	Internet Explorer 5.0 + Mobile Explorer Product	http://www.microsoft.com	* Global Root * Renewed GTE Root *Baltimore CT Root *Baltimore CT Code Signing Root *Baltimore CT Mobile Root in both formats * GTE CyberTrust Root 5	9/98 7/2000

Exhibits

SEPTEMBER 4, 2003

Motorola	WAP Phones	www.motorola.com	Baltimore CyberTrust Mobile Root WAP Root	12/2000

Netscape	Netscape Communicator 4.5 +	http://www.netscape.com

* Global Root

* Root (Renewed Root)

* Root 2

* Root 3

* Root 4

* Root 5

* CyberTrust Japan Root CA

* CyberTrust Japan Secure Server CA

*Baltimore CT Root

*Baltimore CT Code Signing Root

*Baltimore CT Mobile Root

8/98 7/2000

Nokia	WAP Phones	www.nokia.com	Baltimore CyberTrust Mobile Root WAP Root Baltimore CyberTrust Root GTE CyberTrust Root	1/2001

NTT DoCoMo	Cell phones – 503i, 211i, 671i, 692i series and after; FOMA 2001 series and after	http://www.nttdocomo.com	TBS	1/2001

Opera	Web Browser Build 789 of Opera 4.10	Makes Web Browsers for different systems, i.e. pc, mac, linux, beos http://www.opera.com	* Global Root * Root (Renewed Root) * Root 5 *Baltimore CT Root *Baltimore CT Code Signing Root *Baltimore CT Mobile Root	9/2000

Oracle	Products that use the Oracle Wallet Manager including: • Oracle Internet Directory • Oracle Advanced Security • Oracle Application Server • Oracle Developer Server	http://www.oracle.com	* Global Root * Root (Renewed Root) * Root 2 * Root 3 * Root 4 * Root 5 * Baltimore CT Root * BT CT Code Signing Root * BT CT Mobile Root	8/99 7/2000

Exhibits

SEPTEMBER 4, 2003

Phone.com	Web browser for WAP phones Openwave Mobile Browser 6.2.0 and 6.2.1 Openwave Universal Edition 1.0.9	www.phone.com	WAP Root	8/2000

Sun	Java Runtime Environment (JRE) 1.4.1	www.sun.com	TBS	TBS

Exhibits

SEPTEMBER 4, 2003

Baltimore Roots

Root Name	Key Length / Version Number	Expires on	Netscape Browser	IE Browser	Application Netscape	Application Internet Explorer

GTE CyberTrust Root (Renewed)	Same as the current GTE root certificate except for ending validity period and serial number, PKIX Version 1	02/23/2006	4.5 and greater	5.0 and greater	Certifying network sites, Certifying e-mail users, Certifying software developers	Secure Email, Client Authentication, Server Authentication

Baltimore CyberTrust Code Signing Root	New unique 2048 bit keys, PKIX Version 3.	5/17/2025	6.0	N/A	Identify software Makers	N/A

Baltimore CyberTrust Mobile Commerce Root	New unique 1024 bit keys, PKIX Version 3.	5/12/2020	6.0	N/A	Identify Web Sites, Identify Mail Users	N/A

Baltimore CyberTrust Root	New unique 2048 bit keys, PKIX Version 3.	5/12/2025	6.0	N/A	Identify Web Sites, Identify Mail Users	N/A

GTE CyberTrust Root 5	New unique 2048 bit keys, PKIX Version 3	08/14/2013	4.5 and greater	N/A	Certifying network sites, Certifying e-mail users, Certifying software developers	N/A

GTE CyberTrust Global Root	New 1024 bit key, PKIX Version 1.	01/12/2018	4.5 and greater	5.0 and greater	Certifying network sites, Certifying e-mail users, Certifying software developers	Secure Email

GTE CyberTrust Root 2	New unique 1024 bit keys, PKIX Version 1.	08/11/2008	4.5 and greater	N/A	Certifying network sites, Certifying e-mail users, Certifying software developers	N/A

GTE CyberTrust Root 3	New unique 1024 bit keys, PKIX Version 1.	08/10/2008	4.5 and greater	N/A	Certifying network sites, Certifying e-mail users, Certifying software developers	N/A

GTE CyberTrust Root 4	New unique 2048 bit keys, PKIX Version 1.	08/13/2013	4.5 and greater	N/A	Certifying network sites, Certifying e-mail users, Certifying software developers	N/A

Exhibits

SEPTEMBER 4, 2003

Schedule 1

Included Equipment

Asset Tag		Location / Assign to	Dept	Vendor	Category	Model	Description	Comments

BT-	000000	Dublin	Hosting	Sun	Server	Ultra10	847720798 OmniRoot DR system	OmniRoot
BT-	001338	online room	Hosting	sun	tape	dlt	847c0206	SureServer
BT-	001339	online room	Hosting	sun	server	ultra2	849f2860	SureServer
BT-	001340	online room	Hosting	mosler	safe	safe	901973f	SureServer
BT-	001341	online room	Hosting	Chrysalis	ped	lunaped	387	SureServer
BT-	001342	online room	Hosting	clariion	disk	array	9739036	SureServer
BT-	001375	online room	Hosting	sun	server	ultra2	849f286b	SureServer
BT	00656			Compaq			SP700, SN D849CCD60001

Exhibits

SEPTEMBER 4, 2003

SCHEDULE 3(c)

NON CONTRAVENTION

1 – Netscape Communications Corporation Root Certificate Authority Product Agreement, between Baltimore Technologies, Inc. and Netscape Communications Corporation, with an effective date of April 10, 2001

2 – Root Key Certificate Agreement, dated as of January 7, 2000, by and between GTE CyberTrust Solutions Incorporated and Oracle Corporation

3 – Baltimore Technologies Root Key Certificate Agreement, executed by Baltimore Technologies on May 13, 2002, between Baltimore Technologies, Inc. and Sun Microsystems, Inc.

4 – OPENWAVE WTLS Root Certificate License Agreement, executed by Baltimore Technologies, Inc. on December 4, 2000, between Baltimore Technologies, Inc. and Openwave SYSTEMS Inc.

5 – Netscape Communications Corporation Root Certificate Authority Product Agreement, between Netscape Communications Corporation and GTE CyberTrust Solutions, Inc. effective March 6, 2000

Exhibits

SEPTEMBER 4, 2003

Schedule 3(h)

Financial Information

Exhibits

SEPTEMBER 4, 2003

SCHEDULE 3(I)

CUSTOMER CONTRACTS

Root Agreements

1 – Baltimore Technologies Root Key Certificate Agreement, dated July 21, 2000, between Baltimore Technologies, Inc. and 3Com Corporation

2 – Root Key Certificate Agreement, dated as of August 27, 1999, between GTE CyberTrust Solutions Incorporated and Apple Computer, Inc.

3 – Netscape Communications Corporation Root Certificate Authority Product Agreement, between Baltimore Technologies, Inc. and Netscape Communications Corporation, with an effective date of April 10, 2001

4 – Root Key Certificate Agreement, executed August 20, 1998 by GTE CyberTrust Solutions Incorporated, between GTE CyberTrust Solutions Incorporated and Bay Networks Inc.

5 – Commerce One – Baltimore Technologies Root Key Certificate Embedding Agreement, executed on December 27, 2000 by Baltimore Technologies, Inc., between Baltimore Technologies, Inc. and Commerce One, Inc.

6 – Root Key Certificate Agreement, dated as of October 21, 1999, by and between GTE CyberTrust Solutions Incorporated and Digital Applications, Inc.

7 – Root Key Certificate Agreement, dated as of September 1, 1999, by and between GTE CyberTrust Solutions Incorporated and Eicon Technology Corporation

8 – Baltimore Technologies Root Key Certificate Agreement, dated September 25, 2000, between Baltimore Technologies, Inc. and Intel Corporation

9 – Root Key Certificate Agreement, dated as of August 18, 2000, by and between Baltimore Technologies, Inc., and Opera Software AS

10 – Root Key Certificate Agreement, dated as of January 7, 2000, by and between GTE CyberTrust Solutions Incorporated and Oracle Corporation

11 – Root Key Certificate Agreement dated as of June 9, 1998, by and between GTE CyberTrust Solutions Incorporated and RSA Data Security, Inc.

12 – Baltimore Technologies Root Key Certificate Agreement, executed by Baltimore Technologies on May 13, 2002, between Baltimore Technologies, Inc. and Sun Microsystems, Inc.

13 – OPENWAVE WTLS Root Certificate License Agreement, executed by Baltimore Technologies, Inc. on December 4, 2000, between Baltimore Technologies, Inc. and Openwave SYSTEMS Inc.

Exhibits

SEPTEMBER 4, 2003

14 – Memorandum, dated March 12, 2002, by and between Baltimore Technologies, Inc. and NTT DoCoMo Inc.

15 – Root Key Certificate Agreement, dated November 15, 2000, by and between Baltimore Technologies, Inc. and NTT DoCoMo Inc.

16 – First Addendum to Netscape Root Certificate Authority Product Agreement, dated June 2, 2003, between America Online Inc. and Baltimore Technologies, Inc.

17 –Netscape Communications Corporation Root Certificate Authority Product Agreement, between Netscape Communications Corporation and GTE CyberTrust Solutions, Inc. effective March 6, 2000

18 – Baltimore PKI World Progress Marketing Agreement, dated as of March 3, 1999, between Baltimore Technologies Limited and Netscape Communications

19 – Netscape Server Product Terms and Conditions

20 – Master Agreement for CyberTrust Services (Domestic), dated as of September 30, 1999, between GTE CyberTrust Solutions Incorporated and Adobe Systems Incorporated

21 – Baltimore Technologies Root Key Certificate Agreement, executed by Aplix Corporation on December 25, 2001, between Aplix Corporation and Baltimore Technologies, Inc.

Customer Contracts

1 – Telecom Italia S.p.A. Agreements

Agreement for Baltimore OmniRoot CA Certificate (Domestic) Baltimore Technologies Ltd., dated as of November 15, 2002, between Saritel S.p.A and Baltimore Technologies Ltd.

Amendment No. 1 to the Product License Agreement dated January 1998, executed by GTE CyberTrust Solutions Incorporated on February 13, 1998, by and between GTE CyberTrust Solutions Incorporated and Telecom Italia S.p.A.

Amendment No. 2 to the Product License Agreement dated January 1998, executed by GTE CyberTrust Solutions Incorporated on June 30, 1998, by and between GTE CyberTrust Solutions Incorporated and Telecom Italia S.p.A.

Product License Agreement between Telecom Italia S.p.A. and GTE CyberTrust Solutions Incorporated dated February 13, 1998

Exhibits

SEPTEMBER 4, 2003

2 – PosteCom S.p.A. Agreements

Professional Services Supply Agreement, executed by Baltimore Technologies Limited on January 17, 2001, between PosteCom S.p.A. and Baltimore Technologies Limited

Appendix 1-A to Professional Services Supply Agreement, executed by PosteCom S.p.A. on January 3, 2002, between PosteCom S.p.A. and Baltimore Technologies, Inc.

Appendix 1-B to Professional Services Supply Agreement, executed by PosteCom S.p.A. on December 19, 2002, between PosteCom S.p.A. and Baltimore Technologies, Inc.

License Agreement, executed by PosteCom S.p.A. on March 16, 2001, between Baltimore Technologies Ltd. and Postecom S.p.A.

Maintenance and Support Agreement, dated September 27, 1999, between PosteCom S.p.A. and Baltimore Technologies Ltd.

Appendix 2 to Professional Services Supply Agreement, executed by PosteCom S.p.A. on January 2, 2002, between PosteCom S.p.A. and Baltimore Technologies, Inc.

License Agreement between PosteCom S.p.A. and Baltimore Technologies, Inc., executed by Baltimore Technologies, Inc. on September 29, 1999

3 – Baltimore Technologies Japan Co., Ltd. Agreements

Agreement for Baltimore OmniRoot CA Certificate, dated as of November 14, 2001, between Baltimore Technologies, Inc. and Baltimore Technologies Japan Co., Ltd.

4 – Deutch Telekom AG Agreements

Agreement for CyberTrust Global Provider CA™ GTEI Internetworking Incorporated, CyberTrust Solutions Division, executed by Deutsche Telekom AG on April 30, 1999, between Deutsche Telekom AG and GTEI Internetworking Incorporated, CyberTrust Solutions Division

Amendment No. 1 to CyberTrust Global Provider CA™ Agreement with Deutsche Telekom AG, executed by Deutsche Telekom AG on April 30, 1999, between Deutsche Telekom AG and GTE Internetworking Incorporated CyberTrust Solutions Division

Amendment No. 2 to CyberTrust Global Provider CA™ Agreement with Deutsche Telekom AG, executed by Deutsche Telekom AG on April 30, 1999, between Deutsche Telekom AG and GTE Internetworking Incorporated CyberTrust Solutions Division

Amendment No. 3 to CyberTrust Global Provider CA™ Agreement with Deutsche Telekom AG, executed by Deutsche Telekom AG on January 31, 2000, between Deutsche Telekom AG and GTE Internetworking Incorporated CyberTrust Solutions Division

Exhibits

SEPTEMBER 4, 2003

Amendment No. 4 to CyberTrust Global Provider CA™ Agreement with Deutsche Telekom AG between Deutsche Telekom AG and GTE Internetworking Incorporated CyberTrust Solutions Division

5 – Korea Information Certificate Authority (KICA) Agreements

Agreement for Baltimore Omniroot CA Certificate (Domestic) Baltimore Technologies, Inc., executed by Korea Information Certificate Authority (KICA) on March 28, 2003 by Korea Information Certificate Authority (KICA), between Korea Information Certificate Authority (KICA) and Baltimore Technologies, Inc.

Agreement for Baltimore OmniRoot CA Certificate Baltimore Technologies Pty Ltd., executed by Korea Information Certificate Authority (KICA) on December 20, 2000, between Korea Information Certificate Authority (KICA) and Baltimore Technologies, Inc.

OmniRoot CA Certificate Addendum (Product Customers), executed by Korea Information Certificate Authority (KICA) on December 16, 2002, between Korea Information Certificate Authority (KICA) and Baltimore Technologies, Inc.

6 – Taiwan-CA.com Inc. Agreements

OmniRoot CA Certificate Addendum (Product Customers), executed by Baltimore Technologies, Inc. on January 28, 2003, between Taiwan-CA.com Inc. and Baltimore Technologies, Inc.

OmniRoot CA Certificate Addendum (Product Customers), executed by Baltimore Technologies, Inc. on January 2, 2003, between Taiwan-CA.com Inc. and Baltimore Technologies, Inc.

Agreement for Baltimore OmniRoot CA Certificate Baltimore Technologies, Inc., dated as of March 16, 2001, between Baltimore Technologies, Inc. and Taiwan-CA.com Inc.

7 – Entrust, Inc.

Agreement for Cross Certificate(s) (Domestic) Baltimore Technologies, Inc., executed by Entrust, Inc. on August 17, 2001, between Entrust, Inc. and Baltimore Technologies, Inc.

8 – Cable & Wireless Global Limited

Agreement, dated September 28, 2000, between Baltimore Technologies Ltd. and Cable & Wireless Global Limited

Adoption Agreement, dated April 26, 2001, between Baltimore Technologies Ltd. and Cable & Wireless Global Limited

Exhibits

SEPTEMBER 4, 2003

9 – GeoTrust Agreements

License Agreement, dated December 12, 2002, between GeoTrust and Baltimore Technologies, Inc.

10 – Tradelink Agreements

Maintenance and Support Agreement, executed by TradeLink Electronic Commerce Limited on February 26, 2002, between TradeLink Electronic Commerce Limited and Baltimore Technologies Pty Limited

Maintenance and Support Agreement, executed by TradeLink Electronic Commerce Limited on January 27, 2000, between TradeLink Electronic Commerce Limited and Baltimore Technologies Pty Limited

License Agreement, executed by TradeLink Electronic Commerce Limited on November 10, 2000, between TradeLink Electronic Commerce Limited and Baltimore Technologies Pty Limited

Maintenance and Support Agreement, executed by TradeLink Electronic Commerce Limited on June 28, 2002, between TradeLink Electronic Commerce Limited and Baltimore Technologies Pty Limited

License Agreement, executed by TradeLink Electronic Commerce Limited on June 28, 2002, between TradeLink Electronic Commerce Limited and Baltimore Technologies Pty Limited

11 – Comodo Agreements

Agreement for Baltimore OmniRoot CA Certificate (EMEAI) Baltimore Technologies Ltd., dated as of August 2, 2002, between Baltimore Technologies Ltd. and Comodo

12 – NTT DoCoMo Agreements

Baltimore Technologies Root Key Certificate Agreement, dated May 28, 2002, between Baltimore Technologies, Inc. and NTT DoCoMo, Inc.

13 – Sun Agreements

Agreement for CyberTrust OmniRoot Certificate (Domestic) GTE CyberTrust Solutions Incorporated, executed by Sun Microsystems, Inc. on February 3, 2000, between Sun Microsystems, Inc. and GTE CyberTrust Solutions Incorporated

14 – TSI Verizon Agreements

OmniRoot CA Certificate Addendum (Service Customers), executed by GTE Telecommunications Services Incorporated on September 26, 2000, between CyberTrust Solutions, Inc. and GTE Telecommunications Services Incorporated

Exhibits

SEPTEMBER 4, 2003

15 – AOL Agreements

Agreement for Baltimore OmniRoot CA Certificate (Domestic) Baltimore Technologies, Inc., dated as of July 13, 2001, between America Online Incorporated and Baltimore Technologies, Inc.

16 – Guidant Agreements

Agreement for Baltimore OmniRoot CA Certificate (Domestic) Baltimore Technologies, Inc., dated as of October 30, 2002, between Guidant Corporation and Baltimore Technologies, Inc.

17 – State of Georgia Agreements

Agreement for Baltimore OmniRoot CA Certificate (Domestic) Baltimore Technologies, Inc., dated as of July 24, 2002, between the State of Georgia Department of Agriculture and Baltimore Technologies, Inc.

18 – Wells Fargo Agreements

Master Software License Agreement, dated as of June 27, 2000, by and between Baltimore Technologies Limited and Wells Fargo Services Company

Schedule 2, dated September 9, 2000, by and between Baltimore Technologies Limited and Wells Fargo Services Company

19 – Akami Agreements

Master Services Agreement, dated as of October 10, 2002, between Baltimore Technologies, Inc. and Akami Technologies, Inc.

20 – Microsoft Agreements

Agreement for Code Authentication/Signing Program Certificates by and between Microsoft Corporation and GTE Government Systems Corporation, Network Systems Division, dated July 17, 1996

Strong Encryption Enabling Agreement, dated as of April 27, 1999, by and between GTE CyberTrust Solutions, Inc. and Microsoft Corporation

Agreement for Baltimore OmniRoot CA Certificate (Domestic) Baltimore Technologies, Inc., dated as of February 6, 2003, between Baltimore Technologies, Inc. and Microsoft Corporation

Exhibits

SEPTEMBER 4, 2003

21 – Diginotar Agreements

License Agreement, executed by Wells Fargo Service Company on May 27, 2001, by and between Baltimore Technologies Limited and Wells Fargo Service Company

Maintenance and Support Agreement, executed by Wells Fargo Service Company on June 27, 2001, by and between Baltimore Technologies Limited and Wells Fargo Service Company

22 – SOK Agreements

The SOK Agreement previously provided to the Buyer.

23 – Multcert Agreements

The Multicert Agreement previously provided to the Buyer.

Baltimore CMS Related Agreements

1 – License with Solaris for software running on Baltimore CMS related assets

2 – License with Oracle for software running on Baltimore CMS related assets

Smartphone Related Agreements

1 – License for Windows 2000 for software running on Smartphone related assets

2 – License with Oracle for software running on Smartphone related assets

Miscellaneous

1 – Contract with Dunn & Bradstreet

Exhibits

SEPTEMBER 4, 2003

SCHEDULE 3(K)

LITIGATION